Exhibit 99.1

LYDALL ANNOUNCES FIRST QUARTER

ENDED MARCH 31, 2006 FINANCIAL RESULTS

MANCHESTER, CT – May 1, 2006 — LYDALL, INC. (NYSE: LDL) today announced financial results for the first quarter ended March 31, 2006.

Net sales for the first quarter were $82.2 million compared with $72.5 million for the same period in 2005. Net income for the current quarter was $1.9 million, or $.12 per diluted share, compared with $0.6 million, or $.04 per diluted share, for the first quarter of 2005.

Gross margin on net sales was slightly lower in the first quarter of 2006 dropping to 21.8 percent from 22.2 percent in the first quarter of 2005. This decrease was primarily attributable to reduced gross margins in the Filtration/Separation segment.

Selling, product development and administrative expenses decreased by $0.2 million in the current quarter compared with 2005, and as a percentage of net sales, decreased to 17.7 percent from 20.3 percent. The impact in the first quarter of 2006 from the recognition of compensation expense related to the Company’s adoption of Statement of Financial Accounting Standards No. 123 (revised 2004); “Share-Based Payment” was less than $0.1 million.

Net cash provided by operating activities was $5.2 million for the first quarter of 2006 compared with $0.7 million in the first quarter of 2005.

David Freeman, President and Chief Executive Officer, commented, “Overall I am encouraged by the improved operating performance at our domestic automotive operations. The strengthened management team and operational improvements have begun to show tangible results. We saw continuing improved operational performance at our European automotive business as well. However, our air filtration business continues to face a price competitive market as well as higher manufacturing costs resulting in reduced performance year over year. The Vital Fluids business showed improvement, but its results are still not satisfactory.”

Segment Information

Thermal/Acoustical – For the first quarter of 2006, Thermal/Acoustical segment net sales were $56.4 million compared with $47.8 million for the first quarter of 2005. Excluding the unfavorable impact of foreign currency translation, segment net sales increased by $10.0 million for the quarter. Automotive sales, which represented approximately 77 percent of total segment sales, increased by 15.4 percent. The majority of this increase was attributable to growth achieved by the North American operations. Operating income increased by $2.4 million in the current quarter compared to the same quarter of 2005 principally due to improved gross margin percentages and higher sales volume.

Filtration/Separation – Filtration/Separation segment net sales were $18.4 million in the current quarter compared with $17.5 million in the same period last year. Excluding the unfavorable impact of foreign currency translation, segment net sales increased by $1.4 million for the quarter due to increases in sales of Vital Fluids’ products, partially offset by lower sales of air filtration products. Operating income was $1.0 million for the first quarter of 2006 compared with $1.9 million for the comparable quarter of 2005. The decrease in operating income was primarily due to lower sales of air filtration products and the resultant higher per-unit manufacturing costs.

Conference Call

Lydall will host a conference call today at 10:00 a.m. EDT to discuss its first quarter ended March 31, 2006 results as well as general matters related to its businesses and markets. The call may be accessed in a listen-only mode at (800) 946-0705 and will be webcast live on the Company’s web site www.lydall.com under the Investor Relations’ section.

Lydall, Inc. is a New York Stock Exchange listed company, headquartered in Manchester, Connecticut. The Company, with operations in the U.S., France, and Germany and sales offices in the U.S., Europe, and Asia, focuses on specialty engineered products for the thermal/acoustical and filtration/separation markets.

Cautionary Note Concerning Factors That May Affect Future Results

Stockholders are referred to Lydall’s 2005 Annual Report on Form 10-K, “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Cautionary Note Concerning Factors That May Affect Future Results,” and “Risk Factors” which outline certain risks regarding the Company’s forward-looking statements. Such risks include, among others: a major downturn of the automotive market, which accounted for approximately 52 percent of Lydall’s first quarter 2006 sales, dependence on large customers, pricing for automotive products, unforeseen changes in raw material pricing and supply, specifically, aluminum and other metals used in most of the Company’s heat-shield products and various fibers used in thermal/acoustical and filtration/separation products. In addition, increases in energy pricing, inherent risks at international operations, the timing and performance of new-product introductions, and compliance with environmental laws and regulations can impact Lydall’s projected results. For further details on these risks and other pertinent information on Lydall, copies of the Company’s Forms 10-K, 10-Q and 8-K are available on Lydall’s web site, www.lydall.com. Information may also be obtained from the Company Contact: Thomas P. Smith, Vice President, Chief Financial Officer and Treasurer, at One Colonial Road, Manchester, CT 06042; Telephone: 860-646-1233, email: investor@lydall.com

Lydall News Release

Summary of Operations

In thousands except per share data

(Unaudited)

	Quarter Ended March 31,
	2006	2005
Net sales	$82,188	$72,521
Cost of sales	64,256	56,441

Gross margin	17,932	16,080
Selling, product development and administrative expenses	14,510	14,703

Operating income	3,422	1,377
Interest expense	455	330
Other (income) expense, net	(63)	50

Income before income taxes	3,030	997
Income tax expense	1,118	354

Net income	$1,912	$643

Basic earnings per common share	$0.12	$0.04
Diluted earnings per common share	$0.12	$0.04

Weighted average common shares outstanding	16,137	16,061
Weighted average common shares and equivalents outstanding	16,197	16,183

Summary of Segment Information

In thousands

(Unaudited)

	Quarter Ended March 31,
	2006	2005
Net Sales

Thermal/Acoustical	$56,357	$47,799
Filtration/Separation	18,377	17,496
Other Products and Services	8,068	7,759
Reconciling Items	(614)	(533)

Consolidated Totals	$82,188	$72,521

Operating Income

Thermal/Acoustical	$6,247	$3,867
Filtration/Separation	958	1,907
Other Products and Services	563	590
Corporate office expenses	(4,346)	(4,987)

Consolidated Totals	$3,422	$1,377

Financial Position

In thousands except ratio data

	March 31, 2006	December 31, 2005
	(Unaudited)
Cash and cash equivalents	$2,206	$2,162
Working capital	$61,250	$57,705
Total debt	$30,494	$33,441
Stockholders’ equity	$146,456	$143,229
Total capitalization	$176,950	$176,670
Current ratio	2.51	2.42
Total debt to total capitalization	0.17	0.19

Cash Flows

In thousands

	Quarter Ended March 31,
	2006	2005
	(Unaudited)	(Unaudited)
Net cash provided by operating activities	$5,161	$665
Net cash used for investing activities	$(1,959)	$(5,416)
Net cash (used in) provided by financing activities	$(3,224)	$4,755
Depreciation and amortization	$3,927	$3,696
Capital expenditures	$1,959	$5,416

Common Stock Data

Quarter Ended March 31,

	2006	2005
High	$10.02	$11.90
Low	$8.15	$10.40
Close	$9.65	$11.10

During the first quarter of 2006, 1,034,400 shares of Lydall common stock (LDL) were traded on the New York Stock Exchange.

###